Exhibit 4.17

LOAN AGREEMENT

Dated as of April 18, 2011

by and among

BLUEPHOENIX SOLUTIONS LTD.

and

THE LENDERS LISTED ON EXHIBIT A AND EXHIBIT B

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated as of April 18, 2011 by and among BluePhoenix Solutions Ltd., a company incorporated under the laws of the State of Israel (the "Company"), the lenders listed on Exhibit A hereto (the "Initial Lender") and the additional lenders listed on Exhibit B hereto (the “Additional Lenders” and collectively with the Initial Lenders, the “Lenders”).

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to receive from the Initial Lenders at the First Closing (as defined below) and from the Additional Lenders at the Second Closing (as defined below), and the Lenders, severally and not jointly, desire to provide to the Company the Loans (as defined below), each in the respective amount set forth opposite its name on Exhibit A and Exhibit B, as hereinafter defined; and

WHEREAS, the Loans shall be secured by the Security Interests (as defined below), as provided hereunder; and

WHEREAS, the Board of Directors of the Company approved that the Company receives the Loans from the Lenders in consideration of the issuance of Ordinary Share, NIS 0.01 par value each, of the Company (the “Ordinary Shares”) and repayment of the Loans, as more fully set forth in this Agreement.

Now, therefore, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1            Provision of the Loans.

(a)          At the First Closing (as defined below), the Initial Lenders, severally and not jointly, shall extend to the Company a loan in an aggregate amount of $2,500,000 (the “Initial Principal”).

(b)          At the Second Closing (as defined below), the Additional Lenders, severally and not jointly, shall extend to the Company an additional loan in an aggregate amount of $2,500,000 (the “Second Principal” and collectively with the Initial Principal the "Loans").

(c)          The Initial Lender shall advise the Company on the identity of the Additional Lenders no later than May 10, 2011. In the event that no Additional Lender enters into this Agreement by May 15, 2011, the Initial Lender (directly or through its affiliates) shall be obligated to extend the Second Principal and shall be deemed as the Additional Lender for all purposes hereunder. It is hereby clarified that the introduction of the Additional Lender to the Company may be delayed by up to 7 days if the Initial Lender cannot inform of the Additional Lender by such date.

(d)          The Additional Lenders shall become a party to this Agreement by executing a counter part signature page to this Agreement, and entering into the Pledge Agreement and shall have the rights and obligations hereunder and thereunder.

(e)          The Loans shall be made by crediting the Company’s bank account which details are set forth on Schedule 1.1 attached hereto (the "Bank Account").

(f)           Each of the Loans shall be repaid on the day following 12 months from the respective Closing Date (subject to the early repayment provisions under this Agreement) and shall bear the Interest (as defined below) commencing on the respective Closing Date, until the repayment in full of such Loan.  “Interest” means interest at the rate of 3.25% per annum, compounded annually, payable on the respective Payment Date (as defined below).

Section 1.2            Repayment of the Loans and Interest.

(a)          Repayment of the Initial Principal and the accrued Interest to the Initial Lenders shall be made in cash following 12 months from First Closing (as defined below) (the "Initial Payment Date").

(b)          Repayment of the Second Principal to the Additional Lenders shall be made following 12 months from Second Closing (as defined below) (the "Secondary Payment Date").

(c)          All repayments of the Loans shall be made in US$.

(d)          Any repayment of the Principal or Interest (including if made in installments), will be divided between all Lenders, proportionally to their respective percentages of the Principal on a pari passu basis.

(e)          Any sums of the Loans not paid when due shall bear Default Interest (as defined below) from the date due hereunder and until the date of actual repayment of the amounts delayed.

Section 1.3            Security Interests.

(a)          The Loans, shall be secured by the Security Interests (as defined below) in accordance with the terms of the Pledge Agreement between the Company and the Lenders in the form of Exhibit C attached hereto, as approved by all of the Banks (as defined below) (the “Pledge Agreement”). “Banks” shall mean all and any banks with outstanding loans or debts owed to them by the Company.

(b)          All Security Interests shall serve to secure the full and punctual payments of the Principal, the accrued Interest and Default Interest due and payable to the Lenders from the Company, subject to and according to the terms of the Pledge Agreement.

(c)          “Security Interests” means: (i) a second ranking fixed pledge and charge over the goodwill of the Company; (ii) a second ranking floating charge over the Company’s assets; and (iii) a second ranking fixed charge on the Company’s rights to receive payments from insurance of the Company’s tangible property, all as set forth in the Pledge Agreement (as defined below).

Section 1.4            Issuance of Shares.

(a)          In consideration for providing the Loans, the Company shall issue to the Lenders at the respective Closing Date an aggregate of 676,000 Ordinary Shares (the “Shares”) to be allocated among them and their respective affiliates as set forth opposite each Lender’s name on Exhibit A and Exhibit B.

(b)          The Company and the Lenders are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), including Regulation D ("Regulation D") and Section 903(b)(2) of Regulation S, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

Section 1.5            Prepayment of the Loan. The Company shall have the right to repay the Loans, in part or in full, at any time prior to the respective Payment Date. In the event of full repayment of the Loans, the Security Interest shall be immediately released, provided that the Company delivers to the Lenders a written notice at least 3 business days prior to the scheduled repayment date and provided, further, that each prepayment is in an amount of not less than US$50,000 or the amount of the balance due for the respective Loan, whichever is lower.

Section 1.6            Event of Default.

(a)          The Representative (as defined below) may, without prejudice to any of its other rights hereunder, at any time after the occurrence of an Event of Default (as defined below), and so long as the same in continuing, by written notice to the Company, declare the then outstanding Principal and the accrued Interest owed to the Lenders (the "Obligations") immediately due and payable whereupon the same shall, immediately or in accordance with such notice, become due and payable in full.

(b)          Any payment not paid by the Company when due shall bear interest at the annual rate of 6.5% compounded annually which shall accrue thereon from the date due (without taking into account the cure period referred to in subsection (c) below) until actual repayment (the "Default Interest"). In the event that the Obligations were not paid following six months from the date they were due under the terms herein, then the Default Interest shall be increased to a rate of 9% per annum compounded annually from the date which is 6 months after they are due (without taking into account the cure period referred to in subsection (c) below) until actual repayment.

(c)          Each of the following events shall be referred to as Event of Default, provided, that such event was not cured within 30 days (in case of misrepresentation, the circumstances relates to such representations shall be corrected to make the representation correct) from the date that the Company notified that such event has occurred in accordance with the provisions of Section 3.2 herein or from the Representative’s notice with respect thereof (solely in case that the Company fails to timely pay the Obligation to the Lenders):

(i)       Any representation or warranty made in the Transaction Documents (as defined below) shall prove to have been false or misleading in any material respect when made; or

(ii)      Any default shall occur in the repayment of the Obligations under this Agreement, as and when the same shall become due and payable, whether at the due date thereof, by acceleration in accordance with the terms herein or otherwise; or

(iii)     Any default shall occur in the due performance by the Company of any other material covenant, agreement or condition contained herein or under any Transaction Document; or

(iv)     The Company shall make an assignment for the benefit of creditors or a creditors’ arrangement pursuant to section 350 of the Companies Law – 1999, shall file a petition in bankruptcy, shall suffer an order for relief to be entered against it under any bankruptcy law which shall remain undismissed or unstayed for a period of 90 (ninety) days or more (including the 30 days of the cure period provided in Section 1.6(c)), or shall file a petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property; or

(v)     Any order, judgment or decree shall be entered in any ex parte proceeding against the Company decreeing the dissolution of the Company and such order, judgment or decree shall remain undischarged or unstayed for a period in excess of 90 (ninety) days (including the 30 days of the cure period provided in Section 1.6(c)).

(vi)    If the shares of the Company are not traded on a securities exchange (whether the NASDAQ Global Select Market or the Tel-Aviv Stock Exchange Ltd. or any other reputable securities exchange (not including sales in the over-the-counter market) due to delisting, or due to suspension of trading of the shares of the Company (except in case of a suspension of trading of the entire stock exchange).

(vii)   The Company or any of its Material Subsidiaries was requested to accelerate repayment of any loan or credit facility to any of the Banks or other lenders by a formal written notice of default issued to the Company or the Material Subsidiary, as the case may be, by the respective lender, in an amount of not less than NIS 200,000 and the Company or the Material Subsidiary has not complied with such acceleration request in accordance with the terms of the respective loan agreement or with the written formal consent of the respective lender; and/or their written notifications that they have commenced proceedings for enforcement of any of their pledges following acceleration of the debt.  For the purpose of this subsection the 30 days cure period set forth in Section 1.6(c) shall overlap with the cure period provided by the respective lender.

(viii)  Any material breach of the undertakings listed in Section 3.8 hereunder.

(ix)     In the event of a change of Control (as defined below) of the Company, in case that the new controlling shareholder is not acceptable to the Representative, provided that the Representative’s approval will not to be unreasonably withheld (for such purpose any increase in Prescott Group Capital Management, L.L.C holdings or any of its affiliates’ holdings in the Company, shall not be considered as a change of control event). "Control" means the possession, directly or indirectly, of at least 25% of the share capital of the Company.

(x)      If liquidation or receivership proceedings are initiated in respect of any of the Material Subsidiaries of the Company, including the appointment of a liquidator or receiver (whether temporary or permanent), or if rehabilitation proceedings, settlement proceedings, a creditors’ arrangement and/or a freeze of proceedings pursuant to sections 350 and/or 351 of the Companies Law - 1999, or pursuant to any additional law or any law in its stead, are initiated in respect of any of the Material Subsidiaries, and such proceedings were not discharged or unstayed within 90 days from their initiation. For purpose of this subsection 1.6, “Material Subsidiaries” mean Liacom Systems Ltd. and BluePhoenix Knowledge Management Systems Ltd.

(xi)     If a lien or an attachment is placed on any asset/s of the Material Subsidiaries of the Company for a debt or debts in an aggregate amount exceeding NIS 400,000, and such lien or attachment were not removed within 90 days.

Section 1.7            Use of Proceeds. The Company undertakes and warrants that the proceeds of the Loan will be solely used for the purposes of repaying loans of the Company and working capital of the Company.

Section 1.8            First Closing.

(a)          The closing of the transactions contemplated under this Agreement shall take place at the offices of the Initial Lender or other place agreed with the Initial Lender and the Company (the “First Closing”) within 2 business days from the earlier of (i) the date of signing of pledge agreements in connection with the Loans Agreements with the Banks, or (ii) Initial Lender's notice on its waiver of the requirement that the Company sign all such pledge agreements, provided, that all of the conditions set forth in Article IV hereof and applicable to the First Closing shall have been fulfilled or waived in accordance herewith (the "First Closing Date").

(b)          At the First Closing, the Company shall deliver or cause to be delivered to the Initial Lender (i) a certificate registered in the name of the Initial Lender representing the number of Shares as set forth opposite the name of such Initial Lender on Exhibit A, (ii) the amount of the VAT payable with respect to such Shares issued, calculated based on the product of the number of Shares issued multiplied by the closing price of the Company’s ordinary shares in a stock exchange at the trading day prior to the Closing, against an invoice duly issued by the entity receiving such Shares, and (iii) any other deliveries as required by Article IV.

(c)          At the First Closing, the Initial Lender shall deliver the Initial Principal to the Company's Bank Account and shall deliver or cause to be delivered to the Company the other deliveries as required by Article IV.

Section 1.9            Second Closing.

(a)          The transfer of the Second Principal shall take place at the offices of the Additional Lenders in Tel Aviv or other place agreed by the Additional Lenders and the Company (the “Second Closing”) no later than May 15, 2011 (the "Second Closing Date"), provided, that all of the conditions set forth in Article IV hereof and applicable to the Second Closing shall have been fulfilled or waived in accordance herewith.

(b)          At the Second Closing, the Company shall deliver or cause to be delivered to each of the Additional Lenders (i) a certificate registered in the name of the Additional Lender representing the number of Shares as set forth opposite the name of such Additional Lender, (ii) the amount of the VAT payable with respect to such Shares issued, calculated based on the product of the number of Shares issued multiplied by the closing price of the Company’s ordinary shares in a stock exchange at the trading day prior to the Closing, against an invoice duly issued by the entity receiving such Shares, and (iii) any other deliveries as required by Article IV.

(c)          At the Closing, the Additional Lenders shall deliver the Second Principal to Company's Bank Account and shall deliver or cause to be delivered to the Company the other deliveries as required by Article IV.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Lenders as follows, as of the date hereof and the Closing Date, except as set forth on the Schedule of Exceptions attached hereto or in the Commission Documents (as defined below):

(a)          Organization, Good Standing and Power.  The Company is a company duly incorporated, validly existing and in good standing under the laws of the State of Israel and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company is duly qualified to do business as a foreign corporation in every jurisdiction in which it operates, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, "Material Adverse Effect" means (i) any effect on the business, results of operations, assets or condition (financial or otherwise) of the Company that is material and adverse to the Company and its subsidiaries in which the Company holds at least 51% of the share capital (“Subsidiaries”), taken as a whole, and/or (ii) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company from entering into and performing its material obligations under the Transaction Documents (as defined below), other than with respect to sub-clause (i) any effect resulting from (A) changes in economic, financial market, regulatory or political conditions or acts of war or terrorism that generally affect the participants in the industries or markets in which the Company operates, and (B) changes in any applicable law or the accounting principles generally accepted in the United States (“GAAP”) (but only, in the case of the foregoing clauses (A) and (B), to the extent that such changes or developments do not have a disproportionate impact on the Company, taken as a whole, relative to the other participants in the industries in which it operates).

(b)          Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Pledge Agreement and the subordination Agreement by and among the Company, the Lenders and each of the Banks in the forms of Exhibits D1, D2, D3 and D4 attached hereto (the “Subordination Agreements” and, together with this Agreement and the Pledge Agreement, the "Transaction Documents"), and to issue and sell the Shares in accordance with the terms hereof and to complete the transactions contemplated by the Transaction Documents.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action.  When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Loan Agreements.  Schedule 2.1(c) hereto contains a true and complete list of all contracts, agreements, commitments or obligations evidencing loans borrowed by the Company (the “Loan Agreements”), but, excluding, any Factoring Transactions (as defined below). The Company has delivered to the Lenders true and correct copies of the Loan Agreements. As of April 13, 2011 the aggregate amount of the outstanding Factoring Transactions (as defined below) that were not yet collected by the companies providing the factoring transactions equal to an amount of US$4,805,752. The repayment schedule of all Loan Agreements is set forth in Schedule 3.1 attached hereto (the “Repayment Schedule”).

(d)          Capitalization.  The authorized share capital of the Company as of the date hereof is NIS 400,000 divided into 40,000,000 Ordinary Shares, of which, as of April 13, 2011, 24,054,774 Ordinary Shares are issued and outstanding and an additional 1,539,578 Ordinary Shares are held by the Company as treasury shares.

(e)          Indebtedness.  The aggregate Indebtedness of the Company as of April 11, 2011 is $12,128,588 (excluding accrued and unpaid interest from April 1, 2011). Schedule 2.1(e) hereto sets forth as of April 11, 2011 all outstanding secured and unsecured Indebtedness of the Company, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money (other than amount owed for trade accounts payable and amounts that may be owed under warranty provisions or guarantees provided to customers and guarantees with respect to stay visas and working permits), and (b) all guaranties and other contingent obligations in respect of liabilities for borrowed money of third parties, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and excluding agreements and arrangements for sale of receivable and revenues and guarantees or securities provided with respect thereof (“Factoring Transaction”) and excluding any loans borrowed by the Company from any of its Subsidiaries.

(f)          Issuance of Shares.  The Shares to be issued at the Closing to the Lenders, when issued in accordance with the terms hereof, respectively, will be validly issued, fully paid and nonassessable and free and clear of all liens, encumbrances and rights of first refusal, other than liens created by the Lenders, and the Lenders shall be entitled to all rights accorded to a holder of Ordinary Shares.

(g)          No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Company's Articles of Association (the “Articles”) or Memorandum of Association (the “Memorandum”), each as amended to date, (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company or any of its Subsidiaries' respective properties or assets are bound, except for any anti dilution protection provisions which may be triggered by the Transaction Documents for warrants issued by the Company, (iii) require the consent, approval, authorization or order of any court, regulatory body, administrative agency or other governmental body on the part of the Company for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (except as may be required under federal and state securities laws, NASDAQ rules and the TASE Listing (as defined in Section 3.2 below)), or (iv) result in a violation of any Israeli, federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Israeli, federal and state securities laws and regulations) applicable to the Company, except, in all cases (other than violations pursuant to clauses (i) or (iv) (with respect to Israeli, federal and state securities laws) above), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. Except for any filings, consents and approvals which may be required to be made by the Company under applicable Israeli, state and federal securities laws and rules (all of such shall be made or received by the Company) and except for the TASE Listing (as defined in Section 3.2 below), the Company is not required under Israeli, federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Shares in accordance with the terms hereof.

(h)          Commission Documents, Financial Statements.  For the three years preceding the date hereof, the Company has timely filed with or furnished on Form 6-K (or other applicable form) to the US Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements and other documents required to be filed with or furnished on Form 6-K (or other applicable form) to the Commission by it pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing and all exhibits included therein and financial statement and schedules thereto, including filings incorporated by reference therein being referred to herein as the "SEC Filed Documents").  At the times of their respective filings or submissions, the financial statements for the fiscal quarters ended September 30, 2010 and December 31, 2010 (collectively, the “Quarterly Form 6-Ks”) and the annual report on Form 20-F for the fiscal year ended December 31, 2010 (the “Form 20-F” and together with the Quarterly Form 6-Ks, the "Commission Documents") complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.  As of their respective dates, the financial statements of the Company included in the Commission Documents are complete and correct in all material respects and comply with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the respective periods (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and are consistent with the books and records of the Company.

(i)           Certain Fees.  The Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the transactions contemplated under the Transaction Documents.

(j)           Securities Act of 1933.  Subject to the accuracy and completeness of the representations and warranties of the Lenders contained in Section 2.2 hereof, the Company has complied and will comply with all applicable Israeli, US federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder.  The Company is a “foreign private issuer” (as such term is defined in the rules and regulations under the Securities Act and the Exchange Act). With respect to the Shares sold in reliance on Regulation S, neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the Securities Act, nor any person acting on behalf of any of them has engaged or will engage in any “directed selling efforts” in the United States within the meaning of Regulation S. The  Shares will only be offered and sold outside the United States in “offshore transactions” (as defined in Regulation S) in accordance with Regulation S under the Securities Act.

(k)          Governmental Approvals.  Except for the TASE Listing and as set forth on Schedule 2.1(k) hereto, and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable Israeli, US state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, bureau or agency, domestic or foreign, is or will be necessary for, or in connection with, the issuance or delivery of the Shares, or for the performance by the Company of its obligations under the Transaction Documents.

(l)           Cross Default. The Loan Agreements with banks contain a provision where by a failure by the Company to repay any loans borrowed from banks or financial institutions (in an amount of NIS 200,000 or without amount limitations) when they become due or an acceleration of a debt, shall be deemed as an event of default of the loan or credit facility provided under the respective Loan Agreement and such loans or credit facilities shall become due and payable following the cure period set in the respective Loan Agreement (if any).

(m)         Litigation.  Except as set forth on Schedule 2.1(m), there are no actions, suits, or alternate dispute resolution proceedings pending or, to the best of the Company’s knowledge threatened in writing against the Company, its officers and directors, in each case in their capacity as such, which would reasonably be expected, if adversely determined, to have a Material Adverse Effect.

(n)         Offering.  Subject to the truth and accuracy of each Lender's representations set forth in Section 2.2 of this Agreement and in Exhibit E attached hereto, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

Section 2.2           Representations, Warranties and Covenants of the Lenders.  Each of the Lenders hereby represents and warrants to the Company, severally and not jointly, as follows as of the date hereof and as of the respective Closing Date, except as set forth on the Schedule of Exceptions attached hereto:

(a)          Organization and Good Standing of the Lenders.  Such Lender is a corporation, limited liability company or partnership, as described on Exhibit A or Exhibit B, as applicable attached hereto, duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and the location of its principal executive offices are indicated on Exhibit A or Exhibit B, as applicable attached hereto. The following representations, however, does not limit or modify the representations and warranties of the Company in Section 2.1 of this Agreement or the right of the Lender to rely thereon.

(b)          Authorization and Power.  Such Lender has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Shares being sold to it hereunder.  The execution, delivery and performance of the Transaction Documents by such Lender and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or other action, and no further consent or authorization of such Lender or its Board of Directors (or similar governing body), shareholders, partners or members, as the case may be, is required (except for the approval listed in Section 4.2(k)).  When executed and delivered by the Lenders, this Agreement and the other Transaction Documents shall constitute valid and binding obligations of such Lender enforceable against such Lender in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          No Conflict.  The execution, delivery and performance of the Transaction Documents by such Lender and the consummation by such Lender of the transactions contemplated thereby and hereby do not and will not (i) violate any provision of such Lender’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (iii) require the consent, approval, authorization or order of any court, regulatory body, administrative agency or other governmental body on the part of the Lender for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to such Lender or by which any property or asset of such Lender are bound or affected, except, in all cases, other than violations pursuant to clauses (i) or (iv) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect such Lender’s ability to perform its obligations under this Agreement.

(d)          Acquisition for Investment.  Such Lender is purchasing the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution.  Such Lender does not have a present intention to sell any of the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Shares to or through any person or entity; provided, however, that by making the representations herein, such Lender does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with federal and state securities laws applicable to such disposition.  Such Lender acknowledges (without derogating from the Company's representation and warranties contained herein) that it (i) has such knowledge, sophistication and experience in financial and business matters such that Lender is capable of evaluating the merits and risks of Lender's investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Shares, (iii) has been given the opportunity to ask representatives of the Company questions, to the full extent such Lender has deemed necessary and appropriate and (iv) has had the opportunity to review the Commission Documents and any other filings made by the Company with the Commission which are available to the public by accessing the Commission's website at http://www.sec.gov, including the risk factors set forth in the Commission Documents.

(e)          Rule 144.  Such Lender understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available.  Such Lender acknowledges that such person is familiar with Rule 144 promulgated under the Securities Act ("Rule 144"), and that such Lender has been advised that Rule 144 when applicable permits resales only under certain circumstances.  Such Lender understands that to the extent that Rule 144 is not available, such Lender will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(f)          Legend.  Such Lender understands that, until such time as the Shares may be sold pursuant to Rule 144 or another exemption from registration requirement under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear a restrictive legend substantially in the form set forth in Section 5.1 of this Agreement.

(g)          General.  Such Lender understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the applicability of such exemptions and the suitability of such Lender to acquire the Shares.  Such Lender understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Shares. None of the Lenders is a “US person”, as that term is defined in Regulation S.

(h)          No General Solicitation.  Such Lender acknowledges that the Shares were not offered to such Lender by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Lender was invited by any of the foregoing means of communications.  Such Lender, in making the decision to purchase the Shares, has not relied on any information or representations made by third parties.

(i)           Accredited Investor.  Such Lender is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Lender has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares.  Such Lender is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Lender is not a broker-dealer.  Such Lender acknowledges that an investment in the Shares is speculative and involves a high degree of risk.

(j)           Certain Fees.  Except as stated on Schedule 2.2(j), the Lenders have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the transactions contemplated under the Transaction Documents.

(k)          Independent Investment.  No Lender has agreed to act with any other Lender for the purpose of acquiring, holding, voting or disposing of the Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Lender is acting independently with respect to its investment in the Shares.

(l)           Independent Advice. Without derogating from the Company's representation and warranties contained herein, each Lender understands that the Company urges the Lender to seek independent advice from professional advisors relating to the suitability for the Lender of an investment in the Company in view of the Lender’s overall financial needs and with respect to legal and tax implications of such an investment.

(m)         Transfer of Shares.  Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, nor will the Lender engage in any short sale that results in a disposition of any of the Shares by the Lender, except in compliance with any applicable federal and state securities laws and this Agreement.

ARTICLE III

COVENANTS

The Company covenants with the Lenders as follows:

Section 3.1            Amendments to Loan Agreements. As long as the Loans are outstanding, the Company shall provide written notice to the Lenders of any amendment or modification of a Loan Agreement, provided that the Company shall receive the prior written approval of the Representative for the following amendment or modification in a Loan Agreement: early repayment(s) of existing loans as of the First Closing  (principal or interest) in an aggregate amount exceeding US$1,000,000 compared to the Repayment Schedule under the Loan Agreements set forth on Schedule 3.1 attached hereto (regardless of changes of amounts between the lenders under the Repayments Schedules). It is hereby clarified that early repayment of up to 14 days shall not be counted for purpose of this Section. In the event that the Repayment Notice (as such term is defined in Section 3.13) states that the Company will not be able to fully repay the Obligations, then, commencing on the date of such Repayment Notice and until full repayment of the Obligations, the Company shall be required to receive the prior written approval of the Lenders for any amendments or modifications of the Loan Agreements that derogate from the Lenders’ rights under the Transaction Documents. The foregoing does not derogate from the Company’s rights to borrow new loans and credit facilities subject to the Maximum Indebtedness provisions, provided, that the Company shall provide a copy of the relevant loan agreement and ancillary documentation entered into in connection with such additional loans and credit facilities. Notwithstanding the foregoing, (i) the Company may take on-call loans and revolver loans from banks and financial institutions, subject to the Maximum Indebtedness, and such loans shall not be considered as an early repayment compared to the Repayment Schedule and shall not be considered a breach of the provisions of this section; and (ii) the Company may take new loans (not included in the Repayment Schedule), subject to the Maximum Indebtedness, in an aggregate amount of up to $2,000,000 with maturity dates prior to the Initial Payment Date and may repay such loans when they become mature regardless of the restrictions stated in this section above.

Section 3.2            Information Rights. As long as the Loans are outstanding, the Company shall promptly deliver to the Lenders copies of: (i) any written notices provided to any Bank or received from a Bank regarding breach of financial covenants, events of default, demand for early repayment of the loans borrowed from such Bank, promptly upon giving or receiving such notice, but not later than 3 days thereafter; (ii) such other information as to the financial condition, operations, business, properties and other assets of the Company as the Representative may from time to time reasonably request, in connection with the Company’s undertakings hereunder, within reasonable time; (iii) of any Event of Default of which it is aware (and the steps, if any, being taken to remedy such event of default) promptly upon becoming aware thereof but not more than 3 days thereafter; and (iv) of any notice of Cross Default event as described in section 2.1(l) above of which it is aware. In the event that the Repayment Notice states that the Company will not be able to repay the Loans, then, commencing on the date of such Repayment Notice and until full repayment of the Loans, the Company shall promptly update and notify the Representative on any written notices and requests (formal or not formal) of the Banks in connection with repayment of outstanding debts and respective loan agreements.

Section 3.3            Indebtedness. As long as the Loans are outstanding, the Company shall not incur Indebtedness in an aggregate amount exceeding US$20,000,000, without the prior written approval of the Representative (the “Maximum Indebtedness”). It is hereby clarified that any guarantee or security provided by a third party in order to secure repayment of an outstanding loan or a debt, shall not be taken into account for purpose of this Section 3.3, so long as the loan or the debt secured by such guarantee or security is included within the total amount of the Indebtedness. Concurrently with the announcement of the quarterly financial statements of the Company or 14 days following the Representative request, the Company shall deliver to the Lenders a certificate signed by an officer of the Company regarding the amounts of the debt of the Company as of the end of the quarter reported under such financial statements or as of the date following the Representative request (which, in such case, will contain evaluation of interest accrued).

Section 3.4            Guarantees and Loans Provided by Third Parties. The Company undertakes that so long as the Loans are outstanding, (i) any guarantee provided following the date of signing this Agreement by a third party to secure Indebtedness of the Company up to the Maximum Indebtedness (“Additional Guarantees”) shall have an expiration date not earlier than the respective Payment Date (other than provisions providing for acceleration due to default events); (ii) any new loan provided following the date of signing of this Agreement by a non-bank institutions (subject to the Maximum Indebtedness amount) (“Additional Loans”) shall have a repayment date not earlier than the respective Payment Date; and (iii) to the extent third parties other than banks provide Additional Loans or Additional Guarantees prior to the First Closing and are provided terms that are favorable to the terms of the Loan, the Lenders shall be entitled to replace all of the Transaction Documents with the entire set of terms provided to such third parties.

Section 3.5            Refinancing, Pledge Ranking.

(a)          Notwithstanding any provision to the contrary, the Company shall have the right to replace any outstanding loans and debts with newly borrowed loans, debts or any other financing arrangement, subject to the limitation of Maximum Indebtedness set in Section 3.3, from banks or others (the "Refinancing") and such new loans or credit facilities shall be secured by pledges, liens and securities senior to any security securing the repayment of the Loans, provided, however, that the terms of the Refinancing do not derogate from any of Lenders' rights under the Transaction Documents, provided, further, that in the event that such loans are extended by non-bank institutions, the repayment dates of the loans under the Refinancing are scheduled to be paid at least 35 days following the later Payment Date, provided, further, that in the event that such loans are extended by banks, the maximum amount of the loans and interest to be repaid prior to the repayment of the Obligations shall not exceed US$2,000,000 less any early payment amount already paid under Section 3.1. Any liabilities with respect to loans or debts or other financing arrangements as part of the Refinancing up to the amount of Maximum Indebtedness less the amount of the Loans, shall be secured by a first degree pledges and charges on the Company’s and its subsidiaries assets senior to the pledges and charges provided to the Lenders under the Pledge Agreement.

(b)          The Company shall provide the Lenders with a prior written notice of any Refinancing and all relevant information with respect to such Refinancing.

Section 3.6            Securities Compliance.  The Company shall duly and timely notify each of the Commission and the TASE in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall promptly take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Lenders, or their respective subsequent holders, including obtaining the approval of the Tel Aviv Stock Exchange for the listing of the Shares (the "TASE Listing") within reasonable time after Closing.

Section 3.7            Confidentiality.   Each party agrees that it will not disclose and it will cause its officers, directors, employees, representatives, agents, and advisers not to disclose, any Confidential Information (as hereinafter defined) with respect to any other party furnished, at any time or in any manner, provided that (i) any disclosure of such information may be made to which the Company and Lender consent in writing; and (ii) such information may be disclosed if so required by law or regulatory authority.  “Confidential Information” means information or knowledge obtained in any due diligence or other investigation relating to the Company or its assets or businesses which is furnished or made available, directly or indirectly, by the Company or its representatives and those portions of all notes, analyses, compilations, studies, interpretations or other documents which contain, reflect or are based upon, in whole or in part, the information furnished to the Lenders or their representatives), information relating to the terms of the transactions contemplated hereby and any information identified as confidential in writing from one party to the other; provided, however, that Confidential Information shall not include information or knowledge that (a) becomes generally available to the public absent any breach of this Section 3.7, or (b)  becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential. The Company or the Lenders may make a public announcement with respect to the signing and closing of this Agreement and announcements required to be made under applicable securities laws and regulations regarding the transactions contemplated under the Transaction Documents. A draft of each public announcement will be provided to the other parties prior to its publication for their review.

Section 3.8            Restrictive Actions.

As long as the Principal is outstanding and owed by the Company, the Company shall comply with the following provisions:

(a)          The Company undertakes not to voluntarily affect a winding up, liquidation or dissolution, and/or to appoint a receiver, administrator, administrative receiver, trustee or other similar officer over or in respect of a substantial portion of its assets and/or to reach a settlement in accordance with section 350 of the Companies Law with its creditors; and/or

(b)          The Company shall not sell all or substantially all of the assets of the Company (including, for this purpose, the grant of an exclusive license to all or substantially all of the intellectual property rights of the Company), other than to a wholly owned subsidiary of the Company, and other than a restructuring or corporate reorganization of the Company, in a single transaction or a series of related transactions, unless such sale was approved in advance by the Representative, which such approval shall not be unreasonably withheld; and/or

(c)          The Company shall not issue and allocate its shares,  to a third party, under a transaction or series of related transactions, under which more than fifty percent (50%) of the outstanding share capital of the Company following such transaction or series of related transactions is held by a person or entity or group of affiliated entities, other than existing shareholders, unless such buyers were approved in advance by the Representative, such approval shall not be unreasonably withheld; and/or

(d)          No increase in any payment of base salary and fees of the Chief Executive Officer of the Company (excluding reimbursement of expenses, grant of options or restricted share units and bonuses) or any payments to shareholders holding more than 5% of the Company’s share capital and their affiliates (excluding reimbursement of expenses, grant of options or restricted share units), by the Company and/or by any subsidiary thereof which are listed in Schedule 3.8(d) hereof shall be approved without the prior written consent of the Representative; and/or

(e)          Declare or pay a dividend, either in cash or in property, on any of the Company's shares or otherwise redeem or repurchase any of its stock; and/or

(f)          The aggregate amount of the outstanding Factoring Transactions (as defined below) that were not yet collected by the companies providing the factoring transactions at a certain time is not more than $6,000,000 or any higher amount to which the Banks do not object.

Section 3.9           Further Assurances.  Upon the request of the Initial Lender or the Company, the Company and each Lender shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Transaction Documents.

Section 3.10         Ranking of Additional Liens.

(a)          The Company shall not contract, create, assume, incur or suffer to be created, assumed or incurred any lien upon, or pledge of, floating charge on any of the Company’s assets, properties or rights, that are senior to the Security Interests and/or any of the Company’s assets, properties or rights, other than liens, floating charges and pledges created in connection with any loans up to the amount of the Maximum Indebtedness.

(b)          The Company undertakes that to the extent the Company receives Additional Loans from lenders (up to the Maximum Indebtedness amount) and/or Additional Guarantees from third party guarantors, the Company shall ensure that all the liens, charges or other form of security interests shall rank below or pari passu with the Security Interests of the Lenders hereunder (except in case of Refinancing as set forth in section 3.5 above).

Section 3.11         Auditor. The external auditor of the Company shall be at all times an Israeli accounting firm which is the representative in Israel of either (i) BDO or (ii) one of the four largest international accounting firms (the 'Big Four').

Section 3.12          Repayment Notice.

(a)          90 days prior to the Initial Payment Date, the Company shall deliver to the Lenders a written notice indicating whether it holds sufficient available funds to fully repay the Obligations by the respective Payment Dates or whether it holds sufficient funds to repay substantial amount of the Obligations and expects to have additional funds sufficient for full repayment by the Payment Date (the "Repayment Notice"). Such Repayment Notice shall be approved by the board of directors of the Company and shall be executed by an authorized officer of the Company or the CFO of the Company. The Repayment Notice shall specify the amount of cash available for the repayment of the Obligations.

(b)          In the event that the Repayment Notice states that the Company does not have the full amount of the Obligations for the repayment of the Loan, the provisions of Section 3.13(a) shall apply.

Section 3.13          Waiver of Confidentiality. In the event that one or more of the certain Event of Defaults defined under subsections 1.6(c) (ii), (iv), (v) or (vii) occur and as long as the Loans are outstanding, then, the Company hereby agrees that the Representative shall receive directly from the Banks and lenders who extended Additional Loans (including lender under the Refinancing provisions) which are outstanding at such time, information about the outstanding loans owed by the Company and hereby waives any rights of confidentiality towards such banks. The Company undertakes to deliver to the Banks any required notice or waiver by the Banks (subject to its reasonable comments) to approve the Lenders to discuss Company's confidential financials with the Banks. The Lenders shall undertake to keep such information in confidence.

Section 3.14          Lenders Responses. In each case that either party's response is required to be given to the other party under the Transaction Documents, including in cases where their approval or consent is required under the Transaction Documents, failure by such party, as the case may be, to respond within 3 business days from the date of the other party's written notice or request shall be considered approval for any such subject matter of such request or notice, unless other time response is stated elsewhere in the Transaction Documents.

ARTICLE IV

CONDITIONS

Section 4.1            Conditions Precedent to the Obligations of the Company.  The obligation hereunder of the Company to close is subject to the satisfaction or waiver, at or before the respective Closing of the conditions set forth below.  These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

(a)          Accuracy of the Lenders’ Representations and Warranties.  The representations and warranties of each Lender shall be true and correct in all respects as of the date when made and as of the Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all respects as of such date.

(b)          Performance by the Lenders.  Each Lender shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Lender at or prior to the Closing.

(c)          No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)          Delivery of the Principal.  The Lenders shall have delivered to the Company the full amount of the Principal.

(e)          Securities Exemptions. The offer and sale of the Shares to the Lenders pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(f)           Pledge Agreement.  Unless grant of the Security Interest is waived by the Initial Lender, at the Closing, the Company and the Lenders shall have executed and delivered the Pledge Agreement.

(g)          Subordination Agreements.  Unless grant of the Security Interest is waived by the Initial Lender, at the Closing, the Company, the Lenders and each of the Banks shall have executed and delivered the respective Subordination Agreement in the form agreed to by each respective Bank. In the event that any of the Banks does not agree to enter into a Subordination agreement with the Additional Lender, the Subordination Agreement shall be entered into only with the Intial Lender and the Pledge Agreement and any documents related thereto shall not be entered into with the Additional Lender.

(h)          Regulation S Declaration. Each of the Lenders shall have delivered the declaration in the form attached hereto as Exhibit E.

(i)           Board Approval. This Agreement is subject to the approval of the Board of Directors of the Company. The meeting of the Board of Directors will convene no later than April 29, 2011, provided that in the event that such ratification and approval was not received by May 1, 2011 this Agreement may be terminated by the Initial Lender by providing a written notice to the Company.

Section 4.2            Conditions Precedent to the Obligation of the Lenders.  The obligation hereunder of each Lender, severally and not jointly, to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the respective Closing, of each of the conditions set forth below.  These conditions are for the Lender’s sole benefit and may be waived by the Lender at any time in its sole discretion.

(a)          Accuracy of the Company's Representations and Warranties.  Each of the representations and warranties of the Company in the Transaction Documents shall be true and correct in all respects as of the respective Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date.

(b)          Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the respective Closing Date.

(c)          No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)          Shares.  At or prior to the respective Closing, the Company shall have delivered to the relevant Lenders certificates representing the Shares, in each case, being acquired by the Lender at the respective Closing.

(e)          Secretary's Certificate.  The Company shall have delivered to the Lenders a secretary's certificate, dated as of the respective Closing Date (i) as to the resolutions adopted by the Board of Directors approving the transactions contemplated hereby; (ii) certifying as to the incumbency and signature of the officers of the Company executing this Agreement and, where applicable, the Transaction Documents; (iii) certifying that the conditions precedent for this Agreement have been satisfied in accordance with the terms and conditions of this Agreement, and (iv) certifying that the representations and warranties of Company set forth in section 2.1 herein are true, correct and complete in all material respects as of the respective Closing Date, in the form attached hereto as schedule 4.2(e).

(f)          Pledge Agreement.  At the respective Closing, the Company and the Lenders shall have executed and delivered the Pledge Agreement and relevant forms ready for filing to the Israeli Registrar of Companies duly executed by the Company effecting the grant of the pledges.

(g)          Subordination Agreements.  At the Closing, the Company, the Lenders and each of the Banks shall have executed and delivered the respective Subordination Agreement in the form agreed to by each respective Bank and the Initial Lender. In the event that any of the Banks does not agree to enter into a Subordination agreement with the Additional Lender, the Subordination Agreement shall be entered into only with the Initial Lender and the Pledge Agreement and any documents related thereto shall not be entered into with the Additional Lender.

(h)          Legal Opinion. At the Closing, the Company shall have delivered to the Lenders an opinion of the Company’s legal counsel, in the form attached hereto as Schedule 4.2(h), in connection with the due authorizations of this Agreement and the Transaction Documents and their enforceability, and the pledges created thereunder being valid and perfected, their binding effect.

(i)           Consents. The Company shall have delivered to the Lenders copies of all the consents required to consummate the transaction hereunder (including without limitation approval of the Banks for the Pledge Agreement and the TASE Listing). All such consents have been duly received by the Closing Date, including without limitation, the consents required so as to perfect the Security Interests purported to be created under the Pledge Agreement and all such consents shall be final, valid and effective, shall not be subject to an appeal or be threatened appeal or proceeding.

(j)           The Lenders shall have received copies of all undertaking letters of the Company (including the updated the updated financial covenants) with the Banks and related security agreements referred to thereunder.

(k)          The Company shall execute all pledge agreements with the Banks in connection with the Loan Agreements.

(l)            TASE Listing.  TASE approval to list the Shares for trade in the TASE was received by the Company.

(m)          CEO Approval. The Initial Lender shall have received the approval of its chief executive officer of the Company for this Agreement and its ancillary documents with respect to the extension of Initial Lender's Loan to the Company.

ARTICLE V

CERTIFICATE LEGEND

(a)          Legend Requirement. Each certificate representing the Shares shall be imprinted with a legend substantially similar to the following (in addition to any legend required under applicable securities laws or as provided elsewhere in this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION.”

(b)          In addition, certificates representing the Shares may contain any legend required by the blue sky laws of any jurisdiction to the extent such laws are applicable to the sale of the Shares hereunder.

(c)          The Company undertakes that no later than the first business day in the United States following the end of the Lock-Up Period (provided that a written request in this regard was submitted to the Company in this regard at least  7 business in the United States prior to such date accompanied by the signed declaration in the form of Exhibit E), each certificate issued to the Lenders that represents Shares shall be, upon request by any Lender, replaced by the Company with a certificate representing the same number of Shares but without the foregoing legend imprinted on it, all subject to applicable securities laws. All costs of such removal of legend and issuance of new certificates (if any) shall be borne by the Company.

(d)          Each of the Lenders and any assigns and successors thereof hereby agrees and undertakes that they will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, nor will the Lender engage in any short sale of the Ordinary Shares, in a transaction in any securities exchange or outside of any securities exchange, during a period of 90 days from the respective date of issuance of the Shares to each of the Lenders (the “Lock-Up Period”).

(e)          Each Lender hereby represents, warrants, acknowledges and agrees as of the respective Closing Date to the Company the representations, warranties and undertakings set forth in Exhibit E attached hereto and shall make such representations and warrants again by signing such declaration in the Form of Exhibit E immediately prior to the removal of the restrictive provisions of the legend.

ARTICLE VI

MISCELLANEOUS

Section 6.1            DS APEX Appointed Sole Representative.  By execution of this Agreement, each of the Lenders hereby appoints DS APEX Holdings Ltd, as its representative (the “Representative”), to act on behalf of such Lender in any matters which require consent of the Lenders involving the Transaction Documents, to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative deems necessary or appropriate in connection with the transactions contemplated hereby, in its sole discretion. In any matter where a notice is required or permitted to be given to the Lenders, or in any case where the Lenders consent is required in connection with the Transaction Documents, a notice submitted to the Representative alone or by the Representative or the Representative’s consent alone, as the case may be, shall be deemed sufficient and in full compliance with the provisions of the Transaction Documents.

Section 6.2            Survival of Representations of Warranties.  Except for (i) the representations and warranties in Sections 2.1(b)("Authorization; Enforcement") and  2.1(f)("Issuance of Shares"), which shall survive until expiration of the statute of limitations, and (ii) the representations and warranties of the parties herein shall survive the Closing for a period until the earlier of (i) repayment of the Obligations (ii) of  48 months.

Section 6.3            Fees and Expenses.  Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except that the Company shall reimburse DS APEX Holdings Ltd for legal fees in an amount of $15,000 plus VAT as stated in the term sheet entered into between the parties as of March 23, 2011.

Section 6.4            Specific Performance; Governing Law; Venue.

(a)          The Company and the Lenders acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents are not performed in accordance with their specific terms or are otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)          This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without regard to conflict of law principles. The parties agree that venue for any dispute arising under this Agreement will lie exclusively in courts located in Tel Aviv, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that the courts of Tel Aviv are not the proper venue or that any other court has jurisdiction over any dispute arising under this Agreement.

Section 6.5            Entire Agreement; Amendment.  This Agreement and the other Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company nor any Lender make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of the Transaction Documents may be waived or amended other than by a written instrument signed by the Company and the Lenders.  Any amendment or waiver effected in accordance with this Section 5.5 shall be binding upon each Lender (and their permitted assigns) and the Company.

Section 6.6            Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile (subject to electronic confirmation of such facsimile transmission) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:	BluePhoenix Solutions Ltd. 8 Maskit St. Herzliya Attention: CEO, CFO and General Counsel Tel. No.: +972-9-952-6110 Fax No.: +972-9-952-6111

If to any Lender:	At the address of such Lender set forth on Exhibit A and Exhibit B to this Agreement.

with copies (which copies shall not constitute notice to the Lender) to:	Zemah, Schneider & Partners 2 Raul Wallenberg St. Attention: Itamar Mei-Zahav, Adv. Tel. No.: 972-3-768-4300 Fax No.: 972-6-768-4309

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto.

Section 6.7            Taxes. Each party to this Agreement shall bear any taxes levied thereon. The Company shall be entitled to deduct any withholding tax applicable to the transactions hereunder, unless a valid exemption is presented by the respective Lender. VAT at the applicable rate required under law shall be added to any repayment of any Interest to the Company (if required under applicable law).

Section 6.8            Waivers.  No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 6.9            Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.10          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, provided, however, that the Lenders shall be entitled to transfer and assign all or part of the Loan to any Permitted Transferee or other investors or entities unless the new lender is not acceptable to the Company, such consent of the Company will not be unreasonably withheld. "Permitted Transferee" means (i) in the case of a transferor which is a partnership – its limited partners, general partners or the limited or general partners of such limited or general partners; (ii) in the case of any incorporated Lender (whether company or partnership) – any legal entity which controls, is controlled by, or is under common control with or by the general partner of such incorporated Lender; or (iii) a transfer upon the liquidation or dissolution of Lender’s fund.

Section 6.11          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 6.12          Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Section 6.13          Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

BLUEPHOENIX SOLUTIONS LTD.

By:_____________________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

INITIAL LENDER:

DS APEX HOLDINGS LTD.

By:_____________________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Additional Lenders:

___________________________

By:_____________________________________
Name:
Title: